Exhibit 10.4A
Purpose
Our purpose at CHS is to create connections to empower agriculture. The CHS Long-Term Incentive Plan (the “Plan”) is provided to eligible executives and key employees (each a “Participant”) who can have influence on long-term business success.
The objectives of this Plan are to:
•Link a component of the Participants’ total compensation with long-term business performance
•Encourage Participants to generate competitive returns on our invested capital over the long term
•Maintain an overall competitive compensation structure for Participants
•Retain key executives and employees
Performance Period
Each performance period for the Plan (“Performance Period”) is measured in three (3) fiscal year (currently September 1 through August 31) segments. A new three-year Performance Period begins each fiscal year. Therefore, three concurrent Performance Periods are in operation at any one time, as illustrated below.

Year One	Year Two	Year Three	Year Four	Year Five
Performance Period A
Performance Period B
Performance Period C
For purposes of this Plan, “Award” is defined as a specific dollar amount that is awarded to a Participant for a Performance Period upon the CHS Board of Directors approving the Performance Period financial results and authorizing distribution of Awards to Participants following the end of a Performance Period. Any Award is unvested, and a Participant will become vested only in accordance with the terms of the CHS Deferred Compensation Plan (“DCP”).
Eligibility
Participant eligibility is at the Company’s sole discretion and is determined by the CHS Strategic Leadership Team and Plan Administrators per the written Plan Participant approval process and to align with the purpose and objectives of the Plan. Eligible positions are determined based on organization level and market practice. In addition, factors such as business need, succession planning, and business continuity requirements may be considered for Participant eligibility.
Participants may forfeit their eligibility under the Plan, or have their opportunity for any Award modified at the discretion of the Plan Administrators, for one or more Performance Periods if the Plan Administrators determine in their sole discretion that the Participant is no longer eligible to be a Participant or as otherwise provided herein. With respect to any three-year Performance Period that has not yet been completed, a Participant has no right to continued eligibility under the Plan.
In order to be eligible for an Award for any Performance Period, Participants must be eligible pursuant to the terms of the Plan (i) for a minimum of six (6) months of the three-year Performance Period; and (ii) on the date the Performance Period ends.
If a Participant’s employment ends during a Performance Period, the Participant will no longer be eligible for, and will not receive, an Award if provided under the Plan for the Performance Period unless employment ends due to retirement, death or permanent disability.

CHS Long Term Incentive Plan U.S. Plan Document 1

Exhibit 10.4A
•New Participants
◦A Participant must be an active/eligible Participant for a minimum of six (6) months during the three-year Performance Period to be eligible for an Award under the Plan for that Performance Period.
◦For example, Participants who are approved to begin participation after March 1 during the third fiscal-year segment of a Performance Period will not be eligible for an Award under the first three-year Performance Period (Performance Period A in the illustration above). Participants approved to participate after March 1 will begin participation in the Plan September 1 of the following fiscal year (Performance Period B) but will receive plan credit starting from the first full month after they are approved to participate.
◦Any Award for eligible new Participants will be pro-rated based upon full months participation out of the applicable three-year Performance Period.
◦Retirement, Death or Permanent Disability
◦A Participant is eligible for a pro-rated Award based upon full months participation out of the applicable three-year Performance Period in the event that, during the Performance Period, the Participant:
◦retires which is defined as Separation from Service for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (i) age sixty-five (65) or (ii) age fifty-five (55) with ten (10) Years of Service
◦becomes deceased
◦is permanently disabled, which is defined as (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of CHS
◦A Participant must be an active/eligible Participant for a minimum of six (6) months during the three-year Performance Period to be eligible for any Award under the Plan for that Performance Period.
◦The pro-rated Award will be determined and processed in the same manner and at the same time as for other Participants.
◦An Award a Participant receives pursuant to this section of the Plan will immediately vest, as provided by the DCP.
•As indicated in the table below, for certain types of leave, the first 90 days of the leave will apply toward the six (6)-month minimum eligibility requirement, and will be counted along with months worked during the three-year Performance Period for purposes of prorating any Award.

Type of Leave	Months Included Toward Participant Eligibility and Award Proration
Leave of Absence (FMLA)	Months worked during the Performance period; and First 90 days
Leave of Absence (Not FMLA or otherwise legally protected)	Months worked during the Performance period
Short-Term Disability (including FMLA)	Months worked during the Performance period; and First 90 days
Long-Term Disability	Months worked during the Performance period; and First 90 days of Short-Term Disability
Military Leave	Months worked during the Performance period; and First 90 days
Workers Compensation	Months worked during the Performance period; and First 90 days

CHS Long Term Incentive Plan U.S. Plan Document 2

Exhibit 10.4A
Forfeiture and Modification for Performance or Behavior
A Participant may forfeit eligibility under the Plan for any Performance Period, or have their opportunity for an Award under the Plan modified at the discretion of the Plan Administrators, if it has been determined that the Participant has failed to meet job performance criteria and standards, which includes but is not limited to documented performance issues, or acts of misconduct, dishonesty or violation of CHS policies and procedures. Forfeiture of eligibility or modification of a Participant’s opportunity for an Award under the Plan must be approved by the Plan Administrators.
Performance Goals
The Plan has predetermined financial performance goals based on Return on Invested Capital (“ROIC”), which are defined in the Plan Appendix for each Performance Period.
The President and Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) recommends to the CHS Board of Directors for approval, the Threshold, Target, Maximum and Superior performance goals for each three-year Performance Period pursuant to this Plan. The ROIC performance goals for each such Performance Period are cumulative goals that are measured over the entire Performance Period.
The Target Performance Goal is the expected level of performance. Each of the other Performance Goal levels is associated with a multiplier, which is a percent of the Target Performance Goal level. When results fall between Performance Goal levels, the percent of Target to be used in the calculation is mathematically interpolated. The following table provides an example of Performance Goal Levels and the associated multipliers as a percent of Target.

Performance Goal Level	Level Definition	Percent of Target
Superior	Highest level of Performance	400%
Maximum	Above Expected level of Performance	200%
Target	Expected level of Performance	100%
Threshold	Lowest level of Performance – Plan Trigger	50%
Performance Goal Trigger
As noted in the table above, Threshold Performance, as defined in the Plan Appendix, must be met to trigger any potential Award under the Plan for any Performance Period.
Award Opportunity
The calculation of each Participant’s Award Opportunity (“Award Opportunity”) pursuant to the Plan for any Performance Period is based on:
•Target level goal percentage, which varies by grade level, title and/or job. The Company can vary a Participant’’ Target level goal percentage at the sole discretion of the Plan Administrators.
•Average fiscal year-end base pay over the three-year Performance Period, also referred to as “Pay Basis.”
•Each Participant’s Award Opportunity pursuant to the Plan for any Performance Period is expressed as Pay Basis multiplied by the Target level goal percentage as of August 31 of each year of the Performance Period.
The Award Opportunity for a Participant’ who is not in the Plan for the entire Performance Period, but meet eligibility requirements, is pro-rated based upon full months of participation out of the three-year Performance Period (and according to the Leave proration table). If an eligible Participant is not employed at the end of the Performance Period, the Participant’s base pay as of their last day of employment will be used in calculating the average base pay.

CHS Long Term Incentive Plan U.S. Plan Document 3

Exhibit 10.4A
Award Payment
A Participant will receive an Award only pursuant to the terms of this Plan and only if the CHS Board of Directors approves providing Awards to Participants for any Performance Period that has ended. Any Award pursuant to this Plan shall be credited to an eligible Participant’s DCP account and is subject to the operating rules of the DCP. As described in the DCP and demonstrated in the table below, Awards vest one-third each January, beginning with the first January 1 following the date on which an Award is approved, except in situations of immediate vesting as defined by the DCP.
Awards under the Plan, including for Participants who are no longer employed by the Company after the end of the Performance Period due to retirement, death or permanent disability, are determined, approved, communicated and credited to the Participant’s DCP as soon as administratively feasible following the Performance Period.
Once approved, Awards cannot be modified or terminated, except as expressly provided in the Plan.
The following chart provides a hypothetical example to demonstrate a typical Performance Period, Award contribution to the DCP, and vesting schedule.
This hypothetical chart shows that Performance Period A is based on fiscal years one, two and three. The Award for Performance Period A, having been approved by the CHS Board of Directors in November after the end of Performance Period A, is made as a contribution to the DCP in November after the end of Performance Period A. As described in the DCP, Awards vest 1/3 each year, on January 1 of years four, five and six. Performance Period B is based on fiscal years two, three and four. The Award for Performance Period B, having been approved by the CHS Board of Directors in November following the end of Performance Period B, is made as a contribution to the DCP. These funds are vested 1/3 each year in the DCP, on January 1 of years five, six and seven. Awards are subject to the provisions of the DCP.
If a Participant’s employment ends during a Performance Period, the Participant will no longer be eligible for and will not receive an Award under the Plan for the Performance Period unless employment ends due to retirement, death or permanent disability.
Administration
The CFO and Chief Human Resource Officer (CHRO) administer the Plan (each a Plan Administrator). The Plan Administrators, along with the CEO, are authorized to make all decisions as required in the administration of the Plan and may, in their sole discretion define, interpret, construe and apply Plan provisions, approve, administer, withdraw, and make any exceptions to the terms of the Plan. Any adjustments to the Plan, including the performance metrics or performance goals established for any current Performance Period, based on extraordinary business conditions, must be approved by the CHS Board of Directors.

CHS Long Term Incentive Plan U.S. Plan Document 4

Exhibit 10.4A
General Provisions
During the course of any three-year Performance Period, CHS reserves the right to change or cancel the Plan at any time. This Plan document does not intend to, nor does it operate to, create an employment contract or provide a guarantee of continued employment. The right to any Award is determined solely by the terms of the DCP, and the CHS Long Term Incentive Plan does not give rise to any rights not expressly stated in the Plan.
Non-Recurring Events: Non-recurring business events that have a substantial impact on CHS financial results during the Performance Period, may be excluded from the calculations for determining potential Awards. Such events could include but are not limited to, major gains or losses from acquisitions (including planned short-term losses), divestitures, lawsuits, business reorganizations, significant business write-offs, casualty losses or sale of assets. Any such exclusion must be approved the CHS Board of Directors.
Recovery: Awards under the Plan shall be subject to recovery or the penalties pursuant to any applicable company policy, or to any law, rule, regulation, or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable stock exchange listing rule adopted pursuant thereto.

This Plan document applies to eligible U.S. Participants. A separate plan document is customized for eligible international employees.

This document, effective September 1, 2020, supersedes all prior versions of the CHS US Long Term Incentive Plan document and is effective for Performance Periods in operation on and after September 1, 2020, regardless of when the Performance Period started.

CHS Long Term Incentive Plan U.S. Plan Document 5